Exhibit 99.1

For Immediate Release
Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Shaun Smolarz, Financial Writer
China TransInfo Technology Corp	Email: shaun.smolarz@ccgir.com
Email: ir@ctfo.com	Tel: +1-646-701-7444
Tel:+ 86 10 –5169 1657
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915
CCG Investor Relations
Website: www.ccgirasia.com

China TransInfo Announces Record Unaudited Fourth Quarter and Full
Year 2009 Results; Anticipates Robust Growth for 2010

Beijing, China – March 22, 2010, China TransInfo Technology Corp., (NASDAQ: CTFO), ("China TransInfo" or “the Company"), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today reported its unaudited financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter 2009 Highlights

  Revenue increased 166.1% year-over-year to $28.4 million

  Gross profit expanded 64.9% year-over-year to $10.0 million

  Operating income grew 26.1% year-over-year to $5.1 million

  Adjusted net income increased 22.3% year-over-year to $5.1 million, or $0.23 per fully diluted share

  Appointed BDO Guangdong Dahua Delu As New Independent Auditor

  Launched three new real-time traffic mobile phone applications and expanded real-time traffic application coverage to Shenzhen, Tianjin and Changzhou

  Awarded a provincial highway toll settlement and billing system contract in Shanxi Province valued at approximately RMB 26 million, or approximately USD $3.8 million

  Awarded an intelligent transportation system contract in Hubei Province valued at approximately RMB 114 million, or approximately USD $16.7 million

Fiscal 2009 Highlights

  Revenue increased 116.8% year-over-year to a record $63.7 million

  Gross profit expanded 53.8% year-over-year to $25.4 million

  Operating income grew 20.0% year-over-year to $13.7 million

  Adjusted net income increased 19.7% to $13.6 million, or $0.60 per fully diluted share

  As of December 31, 2009, cash and cash equivalents totaled $27.4 million

CTFO Reports Fiscal Year 2009 Results	page 2

“During 2009, we generated record revenue and earnings results, solidified our industry leading market position with numerous successful new product launches, and completed a highly accretive acquisition,” commented Mr. Shudong Xia, Chief Executive Officer of China TransInfo. “Our acquisition of UNISITS, a leader in China’s intelligent transportation systems industry, marked a major milestone for us in 2009, as we now leverage UNISITS' technology, market share and customer relationships to further drive new market opportunities.”

Unaudited Fourth Quarter 2009 Results

For the quarter ended December 31, 2009, revenue increased 166.1% to $28.4 million, as compared to $10.7 million in the comparable period of 2008. Products and applications in the transportation business sector accounted for 91.7% of total revenue in the quarter with the remainder derived from the digital city, land & resources, and other sectors.

The Company’s gross profit increased 64.9% to $10.0 million in the fourth quarter of 2009, compared to $6.1 million in the same period of 2008. Gross margin was 35.2%, compared to 56.9% during the same period of 2008. The decrease in gross margin resulted from the consolidation of UNISITS’ financials into those of China TransInfo, since UNISITS’ business involves more hardware components, which have much lower margin than does the Company’s legacy transportation business.

Selling, general and administrative expenses were $4.9 million, as compared to $2.0 million in the fourth quarter of 2008. The increase was primarily due to the Company’s expansion initiatives, including higher marketing, staffing, and professional fees.

Operating income increased 26.1% to $5.1 million, as compared to $4.1 million in the fourth quarter of 2008.

Other income was $1.4 million, as compared to $0.2 million in the fourth quarter of 2008. The significant increase is mostly attributable to a $1.4 million increase in governmental subsidy income.

Net income attributable to the Company increased 15.3% to $4.8 million, or $0.21 per fully diluted share, as compared to net income of $4.2 million, or $0.20 per fully diluted share, in the same period in 2008. Adjusted net income attributable to the Company excluding non-cash stock based compensation expense and amortization expense of intangibles from acquisitions increased 22.3% to $5.1 million, or $0.23 per fully diluted share, as compared to $4.2 million, or $0.20 per fully diluted share, in the comparable period of 2008. Weighted average fully diluted shares outstanding increased to 22.5 million shares in the fourth quarter of 2009 from 20.9 million shares in the fourth quarter of 2008.

CTFO Reports Fiscal Year 2009 Results	page 3

Unaudited Full Year 2009 Results

Revenue for 2009 increased 116.8% to $63.7 million, as compared to $29.4 million in 2008. Gross profit expanded 53.8% to $25.4 million from $16.5 million in 2008. Operating income grew 20.0% to $13.7 million from $11.4 million in 2008. Net income attributable to the Company increased 17.0% to $13.0 million, or $0.58 per fully diluted share, as compared to net income of $11.1 million, or $0.53 per fully diluted share, in 2008. Adjusted net income attributable to the Company excluding non-cash expenses increased 19.7% to $13.6 million, or $0.60 per fully diluted share, as compared to $11.3 million, or $0.54 per fully diluted share, in 2008. Weighted average fully diluted shares outstanding increased to 22.5 million shares in 2009 from 20.9 million shares in 2008.

Financial Condition

As of December 31, 2009, cash and cash equivalents totaled $27.4 million, up from $16.1 million at December 31, 2008. Working capital increased to $44.4 million, as compared to $32.7 million at the end of 2008. Stockholders’ equity was $77.8 million, as compared to $47.6 million at the end of 2008. Cash flow from operating activities increased 251.7% to $8.8 million from $2.5 million in 2008, primarily as a result of the increase in sales and net profit for 2009 as well as the Company receiving customer payments on some contracts ahead of schedule.

Recent Events

On March 22, 2010, the Company and the Company’s variable interest entity, China TransInfo Technology Group Co., Ltd. (the “Group Company”) entered into equity transfer agreements (the “Equity Transfer Agreements”) with several individual shareholders (the “Transferors”) of Beijing UNISITS Technology Co. Ltd. (“UNISITS”), pursuant to which the Group Company acquired 30.85% equity interest in UNISITS from the Transferors. Pursuant to the Equity Transfer Agreements, the Group Company purchased approximately 16.23 million shares of UNISITS from the Transferors in exchange for RMB 4.41 million (approximately US$0.65 million) in cash (the “Cash Consideration”), 40% of which is payable within seven days after the effective date of the Equity Transfer Agreements, and approximately 1.16 million shares of the Company’s common stock, which are issuable within 30 days of the effective date of the Equity Transfer Agreements. The Equity Transfer Agreements contain “make good” provisions, under which the Transferors agree to deposit a total of 697,162 shares of the Company’s common stock with an escrow agent designated by the Company that they will receive as partial consideration for the acquisition. Specifically, if UNISITS’s 2010 after-tax net income under Chinese GAAP is less than RMB 37.50 million (approximately US$5.50 million) or its 2011 after-tax net income under Chinese GAAP is less than RMB 46.88 million (approximately US$6.86 million), then 50% of the shares of the Company’s common stock deposited by the Transferors in escrow will be returned to the Company for cancellation for each applicable year. In addition, for each applicable year as described above, the Company will not be required to pay the remainder of the Cash Consideration, which represents RMB 1.323 million (approximately US$0.19 million), or 30% of the total Cash Consideration, per year if UNISITS fails to meet the respective performance targets.

CTFO Reports Fiscal Year 2009 Results	page 4

On February 24, 2010, the Company issued and sold 1,564,945 shares of its common stock at a price of $6.39 per share to SAIF Partners III L.P. for an aggregate purchase price of $10 million. The Company intends to use the net proceeds from the offering for general corporate purposes, expansion of current business development and potential acquisitions.

On January 25, 2010, China TransInfo announced that the Company was awarded an intelligent transportation system contract in Zhejiang Province valued at approximately RMB 156 million, or approximately USD $22.9 million, through its VIE subsidiary Beijing UNISITS Technology Co., Ltd. ("UNISITS").

On January 21, 2010, the Company announced that it was ranked 11th on the 2010 Forbes China list of small-to-medium sized Chinese companies with the most potential. China TransInfo was the only transportation information technology company selected.

Business Outlook

“We remain very confident that intelligent transportation systems, our core business, will provide us with strong prospects in 2010, given China’s extensive expressway construction plans, rapidly expanding automobile market, and growing traffic density,” commented Mr. Xia. “As a result, we believe that the Company will continue to generate organic growth from winning follow-on contracts from existing clients, while bringing in new revenue sources from strategic acquisition opportunities. In addition, by leveraging UNISITS’ large presence in China’s expressway market with our leadership in the urban transportation market, we expect to further penetrate China’s inter-city information services segment, which offers a significantly larger market for our products and services.”

For 2010, the Company expects revenues to increase to approximately $120 million and adjusted net income attributable to the Company excluding non-cash expenses to be approximately $18 million. GAAP net income attributable to the Company is projected to be approximately $16 million.

Conference Call

China TransInfo will host a conference call at 8:00 a.m. Eastern Time on Monday, March 22, 2010 at 8:00 a.m. Eastern Time to discuss its unaudited financial results for the fourth quarter and full year of 2009.. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 406-6165.

CTFO Reports Fiscal Year 2009 Results	page 5

International callers should dial (706) 902-4263. When prompted by the operator, enter conference pass code 625 186 46.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, March 22, 2010 at 10:00 a.m. Eastern Time and can be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter conference pass code 625 186 46.

Use of Non-GAAP Financial Information

GAAP results for the three month and the year ended December 31, 2009 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears below.

CTFO Reports Fiscal Year 2009 Results	page 6

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL DATA

		For the three months ended				For the twelve months ended
	31-Dec-09		31-Dec-08		31-Dec-09		31-Dec-08
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS

Adjusted Amount	5,117,597	0.23	4,185,241	0.20	13,550,458	0.60	11,318,415	0.54

Adjustments Amortization of intangible assets from acquisitions (1)	47,111	0.00	4,379	0.00	74,426	0.00	10,182	0.00

Non-cash share based compensation	319,993	0.01	60,987	0.00	501,933	0.02	217,756	0.01

Amount per unaudited consolidated statement of operations	4,750,493	0.21	4,119,875	0.20	12,974,099	0.58	11,090,477	0.53

About China TransInfo

China TransInfo, through its affiliate, China TransInfo Technology Group Co., Ltd., (the “Group Company”) and the Group Company’s PRC operating subsidiaries, is primarily focused on providing transportation information services and comprehensive solutions based on GIS technologies. The Company aims to become the largest transportation information products and comprehensive solutions provider, as well as the largest real time transportation information platform operator and provider in China. In addition, the Company is developing its transportation system to include Electronic Toll Collection (ETC) technology. As the co-formulator of several transportation technology national standards, the Company owns software copyrights for 89 software products and has won 5 of the 10 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University provides the Company access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is playing a key role in setting the standards for electronic transportation information solutions. For more information, please visit the Company’s website at www.chinatransinfo.com.

CTFO Reports Fiscal Year 2009 Results	page 7

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

- FINANCIAL TABLES FOLLOW -

CTFO Reports Fiscal Year 2009 Results	page 8

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For three months ended		For twelve months ended
	2009	2008	2009	2008
	unaudited		unaudited
Revenues	28,429,252	10,684,650	63,686,121	29,370,463
Cost of revenues	18,413,493	4,609,121	38,310,183	12,867,258
Gross profit	10,015,759	6,075,529	25,375,938	16,503,205
Selling, general and administrative expenses	4,870,077	1,995,510	11,667,895	5,081,502
Income from operations	5,145,682	4,080,019	13,708,043	11,421,703
Other income (expense):
Interest income	58,352	18,023	109,744	68,782
Interest expense	(112,547)	(59,137)	(244,574)	(135,120)
Subsidy income	1,422,178	224,296	1,730,291	530,100
Other income - net	32,138	32,168	91,439	32,168
Total other income	1,400,121	215,350	1,686,900	495,930
Income before income taxes, noncontrolling interest, and equity investments	6,545,803	4,295,369	15,394,943	11,917,633
Income tax expense	567,409	12,984	677,355	62,955
Net income before noncontrolling interest and gain on equity investments in affiliates	5,978,394	4,282,385	14,717,588	11,854,678
	-	-
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	1,793,387	0	1,793,387	-
Net income before noncontrolling interest	7,771,781	4,282,385	16,510,975	11,854,678
Noncontrolling interests in net income of subsidiary	3,021,288	162,510	3,536,876	764,201
Net income	4,750,493	4,119,875	12,974,099	11,090,477
Weighted average number of common shares of outstanding -
Basic	22,333,765	20,678,693	22,333,765	20,678,693
Diluted	22,505,641	20,883,951	22,505,641	20,883,951
Earnings per share -
Basic	0.21	0.20	0.58	0.54
Diluted	0.21	0.20	0.58	0.53

CTFO Reports Fiscal Year 2009 Results	page 9

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2009	2008
	unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$27,400,420	$16,122,464
Restricted cash	1,591,076	1,209,542
Accounts receivable, net of allowance for doubtful accounts of $38,209 and $32,439, respectively	14,968,778	7,735,742
Inventory	482,286	23,775
Cost and estimated earnings in excess of billings on incompleted contracts	33,853,708	11,912,285
Prepayments	5,871,997	3,647,731
Other receivables	8,416,096	2,940,404
Deferred tax assets	28,715	211,708
Total current assets	92,613,076	43,803,651

Long-term investments	8,027,122	-
Property and equipment, net	10,541,486	9,874,005

Intangible assets, net	4,494,781	1,490,807

Goodwill	9,979,631	3,095,017
Other assets	826,671	426,337

Total assets	$126,482,767	$58,689,817

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$20,728,539	$5,518,402
Short term borrowings from banks	7,481,700	2,934,000
Loans payable to related parties	-	528,485
Billings in excess of costs and estimated earnings on incompleted contracts	17,021,936	846,971
Accrued liabilities	3,022,140	1,608,560
Total current liabilities	48,254,315	11,072,880

Other long-term liability	389,489	-

Total liabilities	48,643,804	11,072,880

Commitments and contingencies

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 22,452,745 and 22,187,314 issued and outstanding, respectively	22,453	22,187
Additional paid-in capital	25,253,666	24,654,890
Retained earnings	31,948,323	18,974,224
Noncontrolling interests	18,499,475	1,465,743
Accumulated other comprehensive income	2,115,046	2,499,893

Total stockholders' equity	77,838,963	47,616,937

Total liabilities and stockholders' equity	$126,482,767	$58,689,817

CTFO Reports Fiscal Year 2009 Results	page 10

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2009	2008
	unaudited
Cash flows from operating activities:
Net income, including noncontrolling interest	$12,974,099	$11,090,477
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Nontrolling interests	3,536,876	764,201
Depreciation and amortization expenses	1,320,031	200,746
Stock-based compensation	505,464	217,756
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	(1,793,387)	-
Loss on disposal of property and equipment	9,164	11,747
Allowance for doubtful accounts	5,767	31,571
Deferred income tax	189,586	55,531
(Increase) Decrease in assets:
Restricted cash	634,402	(932,126)
Accounts receivable	(1,793,525)	(2,634,838)
Prepayments	3,944,172	(1,035,964)
Other receivables	(1,194,154)	(1,852,411)
Cost and estimated earnings in excess of billings on uncompleted contracts	(16,350,203)	(8,088,233)
Inventory	(414,369)	185,993
Other current assets	24,403	234,892
Other non-current assets	(678,646)	(147,489)
Decrease (Increase) in liabilities:
Accounts payable	3,687,044	4,471,898
Billings in excess of costs and estimated earnings on uncompleted contracts	3,974,128	(613,988)
Deferred revenue	138,228	66,382
Other payable	(435,267)	(55,029)
Accrued liabilities	730,625	393,312
Customer deposits	(190,593)	144,150
Net cash provided by (used in) operating activities	8,823,845	2,508,578

CTFO Reports Fiscal Year 2009 Results		page 11

Continued

	2009	2008
	unaudited
Cash flows from investing activities:
Cash from acquisitions	$12,210,500	$294,872
Proceeds from disposal of property and equipment	5,412	26,072
Refund from prepayment of building	1,217,457	-
Purchases of property and equipment	(2,669,035)	(6,547,901)
Payments for acquistion of companies	(6,545,403)	(2,702,813)
Purchases of intangible assets	(2,543,933)	(1,324,577)
Net cash provided by (used in) investing activities	1,674,998	(10,254,347)

Cash flows from financing activities:
Proceeds from short-term borrowings	4,398,300	2,883,000
Payable for acquirring subsidiary	-	86,490
Minority shareholders' capital contribution	87,960	300,775
Payment of dividends from subsidiaries' and variable interest entity	(2,791,434)	-
Proceeds from issuing shares	-	15,000,000
Paid transaction cost debit to APIC	(32,500)	(1,794,660)
Proceeds from (payments to) related parties	(528,161)	250,859
Net cash provided by financing activities	1,134,165	16,726,464

Effect of foreign currency exchange translation	(355,052)	299,531

Net increase in cash	11,277,956	9,280,226

Cash and cash equivalents - beginning	16,122,464	6,842,238
Cash and cash equivalents - ending	$27,400,420	$16,122,464

Supplemental disclosures:
Interest paid	$228,899	$135,120
Income taxes paid	$21,819	$847

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